Exhibit 3.1

Delaware

The First State

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “GOLDENSTONE ACQUISITION LIMITED”, FILED IN THIS OFFICE ON THE EIGHTEENTH DAY OF JUNE, A.D. 2025, AT 2:11 O’CLOCK P.M.

Charuni Patibanda-Sanchez, Secretary of State
3623587 8100	Authentication: 203992840
SR# 20253115083	Date: 06-20-25
You may verify this certificate online at corp.delaware.gov/authver.shtml

AMENDMENT NO. 3 TO THE AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
GOLDENSTONE ACQUISITION LIMITED

June 18, 2025

Goldenstone Acquisition Limited, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “Goldenstone Acquisition Limited” The original certificate of incorporation (the “Original Certificate”) was filed with the Secretary of State of the State of Delaware on September 9, 2020.

2. On March 16, 2022, in connection with the IPO, the Company adopted its Amended and Restated Certificate of Incorporation, which was subsequently amended on September 21, 2023 and June 18, 2024 (the “Amended and Restated Certificate”).

3. This Third Amendment to the Amended and Restated Certificate was duly adopted by the Board of Directors of the Corporation and the stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

4. The text of paragraph E of Article Sixth is hereby amended and restated to read in full as follows:

“In the event that the Corporation does not consummate a Business Combination by June 21, 2026 (such date being referred to as the “Termination Date”), the Corporation shall (i) cease all operations except for the purposes of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter redeem 100% of the IPO Shares for cash for a redemption price per share as described below (which redemption will completely extinguish such holders’ rights as stockholders, including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to approval of the Corporation’s then stockholders and subject to the requirements of the GCL, including the adoption of a resolution by the board of directors pursuant to Section 275(a) of the GCL finding the dissolution of the Corporation advisable and the provision of such notices as are required by said Section 275(a) of the GCL, dissolve and liquidate the balance of the Corporation’s net assets to its remaining stockholders, as part of the Corporation’s plan of dissolution and liquidation, subject (in the case of (ii) and (iii) above) to the Corporation’s obligations under the GCL to provide for claims of creditors and other requirements of applicable law. In such event, the per share redemption price shall be equal to a pro rata share of the Trust Account plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Corporation to pay its taxes divided by the total number of IPO Shares then outstanding”

State of Delaware Secretary of State Division of Corporations Delivered 02:11 PM 06/18/2025 FILED 02:11 PM 06/18/2025 SR 20253115083 - File Number 3623587

IN WITNESS WHEREOF, Goldenstone Acquisition Limited has caused this Amendment to the Amended and Restated Certificate to be duly executed in its name and on its behalf by an authorized officer as of the date first set above.

Goldenstone Acquisition Limited

By:	/s/ Eddie Ni
Name:	Eddie Ni
Title:	Chief Executive Officer and Director